UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 28, 2018

CHART INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-11442	34-1712937
(State of other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

3055 Torrington Drive Ball Ground, Georgia	30107
(Address of principal executive offices)	(ZIP Code)

Registrant’s telephone number, including area code: (770) 721-8800

NOT APPLICABLE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On September 28, 2018, Chart, Inc., Chart Industries Luxembourg SARL and Chart Asia Investment Company Limited (collectively, the “Sellers”), each of which is a wholly-owned subsidiary of Chart Industries, Inc. (“Chart”), entered into a Stock Purchase Agreement (the “Purchase Agreement”) to sell its oxygen-related products business (the “CAIRE Business”) to NGK Spark Plug Co., Ltd. (the “Buyer”) for a purchase price of $ 133.5 million (the “Divestiture”). A portion of the Chart’s Biomedical segment related to cryogenic technological expertise (the “Cryobiological Business”) is excluded from the Divestiture.

The Purchase Agreement provides for customary representations, warranties and covenants, including, among others, that each of the parties to the Purchase Agreement will use its reasonable best efforts to complete the Divestiture, that the Sellers will conduct the CAIRE Business in the ordinary course consistent with past practice during the period between the execution of the Purchase Agreement and consummation of the Divestiture, and that the Sellers will not permit the CAIRE Business to engage in certain kinds of transactions during such period. The Purchase Agreement also provides that the Sellers will complete certain reorganization activities involving the China operations of the CAIRE Business (in order to separate the Cryobiological Business from the CAIRE Business in China), and that such operations shall fully transfer to the Buyer promptly following the completion of those reorganization activities, which is expected to occur within twelve months following the closing.

The Purchase Agreement also contains customary termination provisions, including a provision that the Purchase Agreement may be terminated by either the Sellers, on the one hand, or NGK, on the other hand, if the Divestiture has not been completed within six months; provided, however, that such right to terminate the Purchase Agreement is not available to any party whose breach of any provision of the Purchase Agreement results in the failure of the Divestiture to be completed.

The Divestiture is expected to be completed in the fourth quarter of 2018 and is subject to the satisfaction of certain customary closing conditions and regulatory requirements.

Other than with respect to the Divestiture as described herein, there are no material relationships between Chart or its affiliates (including the Sellers) and the Buyer.

The foregoing summary of the Purchase Agreement contained in this Item 1.01 does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreement, a copy of which is filed herewith as Exhibit 2.1 and is incorporated herein by reference.

The Purchase Agreement contains representations and warranties that each party thereto made to and solely for the benefit of each other party as of specific dates. The assertions embodied in those representations and warranties were made solely for purposes of the Purchase Agreement and may be subject to important qualifications and limitations agreed by the parties in connection with negotiating the terms of the Purchase Agreement or contained in schedules or other supplemental materials thereto. Such schedules and supplemental materials may contain information that modifies, qualifies or creates exceptions to the representations and warranties set forth in the Purchase Agreement. Moreover, some of those representations and warranties (1) may be subject to a contractual standard of materiality different from that generally applicable to shareholders or (2) may have been used for the purpose of allocating risk between the parties to the Purchase Agreement rather than establishing matters as fact. For the foregoing reasons, the representations and warranties should not be relied upon as statements of factual information.

Item 7.01	Regulation FD Disclosure.

On October 1, 2018, Chart issued a press release announcing the Divestiture and the completion of Chart’s previously announced strategic review of the BioMedical business. Consistent with the recent disclosure with respect to Chart’s strategic realignment of its segment reporting, effective immediately it has eliminated its BioMedical segment and has moved the Cryobiological Business into Distribution & Storage Western Hemisphere (the Americas). A copy of Chart’s press release is furnished as Exhibit 99.1 and is incorporated herein by reference.

All information in the press release is furnished and shall not be deemed “filed” with the Securities and Exchange Commission for purposes of Section 18 of the Securities Exchange Act of 1934, or otherwise be subject to the liability of that Section, and shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that Chart specifically incorporated it by reference.

Item 9.01	Financial Statements and Exhibits.

(d)     Exhibits.

Exhibit No.	Description

2.1*	Stock Purchase Agreement, by and among Chart Inc., Chart Industries Luxembourg SARL, Chart Asia Investment Company Limited and NGK Spark Plug Co., Ltd., dated as of September 28, 2018.

99.1	Press release issued by Chart, dated October 1, 2018, announcing its entry into a definitive agreement to divest the CAIRE Business.

*

Certain schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K and Chart agrees to furnish supplementally to the Securities and Exchange Commission a copy of any omitted schedules or exhibits upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Chart Industries, Inc.

Date: October 1, 2018

	By:	/s/ Jillian C. Evanko
Jillian C. Evanko
Chief Executive Officer, President and Chief Financial Officer